EXHIBIT 99.1

FORT STOCKTON, Texas (PRWEB) February 21, 2018

MMEX Resources Corp. (OTCQB: MMEX) today announced that it has commenced the road construction on its easement acquired from the University of Texas Lands accessing the project sites for the two separate phases of its refinery project in Pecos County, Texas, a 10,000 BPD Crude Distillation Unit and 100,000 BPD full-scale refinery project. MMEX further announced that it has entered into a transportation agreement for trucking services in the Permian Basin with Penta Operating, LLC, operating as Penta Petro to transport refined products from the project’s first phase, initially its naphthas, to ultimate customers.

MMEX entered into its easement with the University of Texas System to build a new access road to its project site locations from the paved county road approximately 20 miles northeast of Ft. Stockton, Pecos County, Texas. This construction will provide for truck traffic access to the MMEX refinery projects for construction, and then at commercial operation to ultimate markets in the Permian Basin. The construction of the easement road will commence immediately and expected to be completed within two weeks.

Penta Petro, based in Midland, Texas (http://www.pentapetro.com), is a leading provider of common carrier services focusing on transportation of all refined products, biodiesel and ethanol fuels in the Permian Basin serving West Texas and Eastern New Mexico.

Jack W. Hanks, President and CEO of MMEX Resources Corp., commented, “MMEX is very pleased to announce these two additional milestones in our development of the crude oil refinery project. Our easement road construction is a critical component for accessing the site during construction and upon commercial operation, providing access to markets. Penta Petro is the trucking leg of our marketing plan, and along with rail, will provide transportation services to our ultimate customers. Along with our EPC announcement from last week, today’s announcements mark significant continued progress for the project. Moving forward, we are beginning to look at housing options for both construction and permanent workers which will include the development and building of facilities.”

About MMEX Resources Corp.

MMEX Resources Corporation (MMEX), a development stage company, is focused on building crude oil refining facilities in the Permian Basin in West Texas. For more information about MMEX, visit http://www.mmexresources.com.

Media Inquiries

Morgan Moritz

(512) 448-4950

mmoritz(at)piercom.com

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The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to the Company’s ability to continue as a going concern, our lack of revenues, general business conditions, the requirement to obtain significant financing to pursue our business plan, our history of operating losses and other risks detailed from time to time in the Company's SEC reports. In particular, readers should note that MMEX undertakes no obligation to update forward-looking statements.

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